Exhibit 99.1

Inventergy Executes Its Second Intellectual Property Agreement in 2015

Company to Receive $4 Million From Sale of Two Patent Families

CAMPBELL, CA -- (Marketwired) -- 06/25/15 -- Inventergy Global, Inc. (NASDAQ: INVT) ("Inventergy"), today announced that it has executed an agreement for the sale of two patent families for $4 million to an undisclosed third party with closing expected today. The two patent families are relevant to the mobile communications infrastructure and mobile handset market segments, and represent 3.3% of the 60 patent families, and 5.4% of the total patent assets originally acquired by Inventergy from Panasonic.

Inventergy owns a total of nearly 760 patents grouped into 116 world-wide patent families acquired from industry leaders Panasonic, Nokia and Huawei.

Joe Beyers, Chairman and CEO of Inventergy, said, "Inventergy seeks value for its patent portfolios through various creative transactions, including licensing, targeted sales and hybrid arrangements. This deal further validates the value of our portfolios, along with our business model and the acumen we bring towards finding and monetizing key IP assets."

The targeted patent sale represents the second IP transaction for Inventergy this year. The first, which closed in February, was a $2 million five-year license of Inventergy's Internet Multi-Media Systems (IMS) patent portfolios, acquired from Huawei and Nokia, to a mid-tier telecommunications infrastructure company.

Beyers added, "We continue to move forward on our core licensing and monetization efforts, for our IMS and Mobility patent portfolios. And we actively explore new acquisition opportunities for unlocking the value of other key IP portfolios of technology leaders."

About Inventergy Global, Inc.
Inventergy is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy, visit www.inventergy.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements, estimates, forecasts and projections with respect to future performance and events, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its affiliates and subsidiaries and their respective management teams. These statements may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek" and similar expressions and include any projections or estimates set forth herein. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, that actual results may differ materially from those projected in the forward-looking statements.

Source: Inventergy Global, Inc.

Released June 25, 2015